Exhibit 99.1

MBIA Issues Statement on $900 Million Capital Deployment

ARMONK, N.Y.--(BUSINESS WIRE)--MBIA (NYSE:MBI) today issued the following statement on the deployment of $900 million in cash currently held at MBIA Inc., the holding company for MBIA Insurance Corporation:

“When we reported our first quarter financial results on May 12, 2008, we said that we would downstream $900 million in proceeds from our recent public equity offering from the holding company to our insurance subsidiaries to support our Triple-A ratings,” said C. Edward “Chuck” Chaplin, Chief Financial Officer. “We said then that we would complete the transfer in 30 days or sooner and this deadline is now upon us. However, our landscape has changed.

“Last week, the actions taken and statements made by both Moody's and Standard & Poor’s made it clear that, at this point, maintaining Triple-A ratings for MBIA Insurance Corporation would be dependent on other factors besides the amount of capital or claims-paying resources we have,” said Mr. Chaplin. “Our capital-raising efforts since the fourth quarter of 2007, which put us at the forefront of the industry, were completed to meet the rating agencies’ capital requirements to maintain a Triple-A rating. Our liquidity and ability to pay claims have never been an issue.

“In fact, we have stated from the beginning that we believe MBIA Insurance Corporation has substantially more claims-paying resources and liquidity than it will need to satisfy fully all policyholder obligations on a timely basis,” said Mr. Chaplin. “Now that the landscape has changed, we will re-evaluate our business strategies and capital deployment plans, including the deployment of the $900 million proceeds, while balancing our obligations to policyholders with optimizing returns to our shareholders. A high priority is pursuing opportunities to support the bond insurance market as a whole. We are actively pursuing such solutions in conjunction with the New York State Insurance Department and other stakeholders.”

Forward-Looking Statements

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has financial strength ratings of Double-A on CreditWatch Negative from Standard & Poor's Ratings Services and Triple-A, on review for possible downgrade, from Moody's Investors Service. Please visit MBIA's Web site at www.mbia.com.

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